UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.     20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934 (Amendment No. 1)


WESCAST INDUSTRIES INC.
(Name of Issuer)

Class A Subordinate Voting Common Shares
(Title of Class of Securities)

95081310
(CUSIP Number)


Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more then five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


1.  NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Knight, Bain, Seath & Holbrook Capital Management Inc.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)
(b)     x

3.  SEC USE ONLY

4.  CITIZENSHIP OF PLACE OR ORGANIZATION

Incorporated in the Province of Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

PERSON WITH:

5.   SOLE VOTING POWER

     136,500 Class A Subordinate Voting Common Shares

6.   SHARED VOTING POWER

     NIL

7.   SOLE DISPOSITIVE POWER

     136,500 Class A Subordinate Voting Common Shares

8.   SHARE DISPOSITIVE POWER

     NIL

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

     136,500 Class A Subordinate Voting Common Shares

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*

Not Applicable

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.53%

12.  TYPE OF REPORTING PERSON*

IA

ITEM 1 (A) NAME OF ISSUER

WESCAST INDUSTRIES INC.

ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
OFFICES

799 Powerline Road West
Brantford, Ontario
N3T 5W5

ITEM 2(A)  NAME OF PERSON FILING

Knight, Bain, Seath & Holbrook Capital Management Inc.

ITEM 2(B)ADDRESS OF PRINCIPAL BUSINESS OFFICE

l Toronto Street
Suite 708
Toronto, Ontario
Canada  M5C 2V6

ITEM 2(C)  CITIZENSHIP

Canada

ITEM 2(D)  TITLE OF CLASS OF SECURITIES

Class A Subordinate Voting Common Shares

ITEM 2(E)  CUSIP NUMBER

95081310


ITEM 3  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B)
OR 13D-2(B), CHECK WHETHER THE PERSON IS FILING IS A:

(a)                     Broker or Dealer
(b)                     Bank
(c)                     Insurance Company
(d)                     Investment Company
(e)         X         Investment Adviser
(f)                     Employee Benefit Plan, Pension
                         Fund or Endowment Fund
(g)                    Parent Holding Company
(h)                    Group

ITEM 4  OWNERSHIP

(A)  AMOUNT BENEFICIALLY OWNED

136,500 Class A Subordinate Voting Common Shares

(B)  PERCENT OF CLASS

2.53%

(C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

(I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE

136,500 Class A Subordinate Voting Common Shares through Investment Adviser,

Knight, Bain, Seath & Holbrook Capital Management Inc.

(II)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE

Not Applicable

(III)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

136,500 Class A Subordinate Voting Common Shares through Investment Adviser,

Knight, Bain, Seath & Holbrook Capital Management Inc.

(IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

Not Applicable

ITEM 5  OWNERSHIP OF 5% OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following [X].

ITEM 6  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON

Not Applicable.

ITEM 7  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY

Not Applicable

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP

Not Applicable

ITEM 9  NOTICE OF DISSOLUTION OF GROUP

Not Applicable

ITEM 10  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 8, 1997
Date

(s)\Peter G. Pennal
Signature

PETER GEORGE PENNAL,
Vice-President/Secretary-Treasurer
Name/Title